Press Release                                              Source: Avitar, Inc.

Avitar Signs Distribution Agreement for Hydrasorb with Dukal Corporation Tuesday December 12, 8:45 am ET

CANTON, Mass., Dec. 12 /PRNewswire/ -- Avitar (OTC Bulletin Board: AVTI - News; "Company") has signed a distribution agreement with Dukal Corporation for Avitar's Hydrasorb (TM) polyurethane foam wound dressing product line to replace the Company's existing distributor. The agreement covers the United States and will be effective January 1, 2007.

Hydrasorb, which uses Avitar's proprietary polyurethane technology, is a highly absorbent topical dressing for moderate to heavy exuding wounds. These dressings have a unique construction that provides a moist wound healing environment, which promotes skin growth and closure. Dukal Corporation will distribute Hydrasorb to acute care hospitals as well as subacute, long-term and other health care facilities throughout the U.S.


"Dukal is a recognized industry leader and will help us to further our wound care product line more successfully through its already established network of independent distributors," said Peter P. Phildius, Chairman and Chief Executive Officer of Avitar. "We are pleased with this agreement and are enthusiastic about working with Dukal to expand Hydrasorb's share of the specialty wound care market."


"Dukal is delighted with this agreement," said Gerry LoDuca, President of Dukal Corporation. "Hydrasorb is a well-established product that fits nicely with our long-term growth strategy. We look forward to working with Avitar to further develop the application for its Hydrasorb technology in this growing segment of the wound care market."


About Dukal Corporation


Dukal Corporation, headquartered in Hauppauge, New York, has been dedicated to manufacturing products since its inception in 1991. Recognizing a need to offer the consumer a premium product at affordable pricing, Dukal offers a wide variety of wound care and specialty patient care products for all medical markets. For more information, see Dukal's website at www.dukal.com


About Avitar, Inc.


Avitar, Inc. develops, manufactures and markets innovative and proprietary products. Its field includes the oral fluid diagnostic market, the disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Avitar manufactures ORALscreen(R) the world's first non-invasive, rapid, on-site, fluid-based oral screening test for drugs-of-abuse, as well as HYDRASORB(R), an absorbent topical dressing for moderate to heavy exudating wounds. Avitar is also developing diagnostic strategies for disease and clinical testing in the estimated $25 billion in-vitro diagnostics market. Conditions targeted include influenza, diabetes, and pregnancy. For more information, visit Avitar's Web site at www.avitarinc.com.


Forward Looking Statements


This release contains forward looking statements that are subject to risks and uncertainties including the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.